Filed pursuant to Rule 433. Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01.

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

Investing in Oil doesn't have to be so crude

RBS Oil Trendpilot™ Exchange Traded Notes



The RBS 12-Month Oil Total Return Index (USD) tracks a hypothetical notional investment in a series of twelve light sweet crude oil (WTI) futures contracts that are traded on the NYMEX.

Using an objective and transparent methodology, the strategy moves in and out of tracking the RBS 12-Month Oil Total Return Index (USD), depending on the relative performance of the RBS 12-Month Oil Total Return Index (USD) to its historical 100-business day simple moving average.

- **In positive trending markets**, the ETN provides exposure to crude oil futures prices.
- **In negative trending markets**, the ETN provides exposure to 3-month US Treasury bills.

Unlike commodity ETFs that invest in commodity futures contracts, you will not receive a Schedule K-1 for an investment in the RBS Oil Trendpilot™ ETN.

NYSE Arca: TWTI
Learn more about TWTI

TWTI
RBS Oil Trendpilot™ ETN Download: Pricing Supplement | Factsheet

Call today to find out more: **855.RBS.ETPS (855.727.3877)**

TRND	TRNM	TBAR
RBS US Large Cap Trendpilot™ ETN Download: Pricing Supplement | Factsheet	RBS US Mid Cap Trendpilot™ ETN Download: Pricing Supplement | Factsheet	RBS Gold Trendpilot™ ETN Download: Pricing Supplement | Factsheet

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at **www.sec.gov**. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).